Exhibit 21

LIST OF SUBSIDIARIES

As of January 29, 2010

Name of Subsidiary                                                                State or Jurisdiction of Incorporation
GameTech Canada Corporation                                           Nova Scotia
GameTech Arizona                                                                Arizona
GameTech Mexico S. de. R.L. de C.V.                                 Mexico City